As filed with the Securities and Exchange Commission on July 5, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

V2X, Inc.

(Exact name of registrant as specified in its charter)

Indiana	38-3924636
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2424 Garden of the Gods Road, Colorado Springs, CO	80919
(Address of Principal Executive Offices)	(Zip Code)

Vectrus, Inc. 2014 Omnibus Incentive Plan

(Full Title of the Plan)

Charles L. Prow

President and Chief Executive Officer

V2X, Inc.

2424 Garden of the Gods Road, Suite 300

Colorado Springs, CO 80919

(719) 591-3600

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Kevin T. Boyle, Esq.

Chief Legal Officer and Secretary of V2X, Inc.

7901 Jones Branch Drive, Suite 700

McLean, VA 22102

(719) 591-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by V2X, Inc., an Indiana corporation, formerly known as Vectrus, Inc. (the “Registrant” or the “Company”), to register up to 1,346,139 shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable in connection with the Vectrus, Inc. 2014 Omnibus Incentive Plan, as amended (the “Vectrus 2014 Plan”) under the Securities Act of 1933, as amended (the “Securities Act”).

On March 7, 2022, the Registrant, Vertex Aerospace Services Holding Corp. (“Vertex”), Andor Merger Sub LLC (“Merger Sub LLC”) and Andor Merger Sub Inc. (“Merger Sub Inc.”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). On July 5, 2022, and in accordance with the terms of the Merger Agreement, Merger Sub Inc. merged with and into Vertex (the “First Merger”), and immediately thereafter, Vertex, as the surviving company of the First Merger, merged with and into Merger Sub LLC (the “Second Merger”), with Merger Sub LLC surviving the Second Merger as a direct, wholly owned subsidiary of V2X, Inc. (the “Merger”).

Pursuant to and subject to the terms of the Merger Agreement, the Registrant has agreed to issue restricted stock units to certain employees of Vertex following the consummation of the Merger, which restricted stock units will be settled in shares of the Common Stock upon satisfaction of the applicable vesting conditions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Vectrus, Inc. 2014 Omnibus Incentive Plan as covered by this Registration Statement on Form S-8 (the “Registration Statement”) and as required by Rule 428(b)(1). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company are hereby incorporated by reference in this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed with the Commission on March 7, 2022 as amended by the Company’s Annual Report on Form 10-K/A as filed with the Commission on April 5, 2022;

(b)	the Company’s Quarterly Report on Form 10-Q as filed with the Commission on May 10, 2022;

(c)	the Company’s effective Registration Statement on Form 10 as filed by the Company on March 10, 2014, as updated by the description of the Registrant’s Common Stock contained in Exhibit 4.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed with the Commission on March 7, 2022, including the description of the Company’s Common Stock contained therein, and any amendment or report filed for the purpose of updating such description; and

(d)	the Company’s Current Reports on Form 8-K as filed with the Commission on January 27, 2022, March 7, 2022 (excluding Item 7.01, Exhibit 99.1 and Exhibit 99.2), March 8, 2022, June 15, 2022 and July 5, 2022.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any information that the Registrant discloses under Items 2.02, 7.01 or 9.01 of any Current Report on Form 8-K that is deemed to be furnished and not filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the following provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Indiana Business Corporation Law (“IBCL”), the provisions of which we are governed by, empowers an Indiana corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (“Eligible Persons”) against liability incurred in any proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or (b) if the challenged action was taken other than in the individual’s official capacity as an officer, director, employee or agent, the individual’s conduct was at least not opposed to the corporation’s best interests, and if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its articles of incorporation, the corporation is required to indemnify an Eligible Person that is a director or officer against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation’s articles of incorporation provide otherwise, an Eligible Person that is a director or officer may apply for indemnification to a court which may order indemnification upon a determination that such Eligible Person is entitled to mandatory indemnification for reasonable expenses or that such Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.

Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine the indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the board of directors or such a committee, or by the shareholders of the corporation.

In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of a corporation’s articles of incorporation or by-laws, resolution of the board of directors or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him in any capacity as such, or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability.

Our amended and restated articles of incorporation provide that no director or officer shall be personally liable to the Company or any of our shareholders for damages for breach of fiduciary duty as a director or officer, except for liability for breach of duty if such breach constitutes willful misconduct or recklessness.

Our amended and restated by-laws provide for mandatory indemnification, to the fullest extent permitted by law, of our directors and officers against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action, suit or proceeding by or in the right of the Company, in which such person is or was involved in any manner (including as a party or witness) by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan). The right to indemnification is a contract right and includes the right to advancement of expenses in accordance with specified procedures.

The rights to indemnification provided by our amended and restated articles of incorporation and amended and restated by-laws are not exclusive of any other rights to which any indemnified person may otherwise be entitled.

We have entered into indemnification agreements with certain of our directors, pursuant to which we have agreed to indemnify and hold harmless, to the fullest extent permitted by applicable law and our amended by-laws, each such director against any and all expenses (including attorney’s fees and related disbursements, appeal bonds and other out-of-pocket costs), judgments, amounts paid on settlement, liabilities or losses actually and reasonably incurred by such director by reason of the fact that such person is or was a director (or, at the request of the Company, as a director, officer, employee, fiduciary or other agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise), or by reason of any actual or alleged action or omission to act taken or omitted in any such capacity. The indemnification agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, the agreements provide for the advancement of expenses incurred by a director, subject to certain exceptions, in connection with any action, suit or proceeding covered by the agreement.

We have purchased directors’ and officers’ liability insurance, the effect of which is to indemnify our directors and officers and the directors and officers of our subsidiaries against certain losses caused by errors, misstatement or misleading statements, wrongful acts, omissions, neglect or breach of duty by them or similar matters claimed against them in their capacities as directors or officers. This insurance is subject to various deductibles and exclusions from coverage.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document
4.1	Second Amended and Restated Articles of Incorporation of V2X, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 5, 2022)
4.2	Second Amended and Restated Bylaws of V2X, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on July 5, 2022)
4.3	Vectrus, Inc. 2014 Omnibus Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 13, 2020)
5.1	Opinion of Faegre Drinker Biddle & Reath LLP*
23.1	Consent of Deloitte & Touche LLP*
23.2	Consent of Faegre Drinker Biddle & Reath LLP (included as part of Exhibit 5.1)*
24.1	Power of Attorney (included on the signature page hereto)*
107	Filing Fee Table*

*       Filed herewith

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado on the 5th day of July, 2022.

V2X, Inc.

By:	/s/ Kevin T. Boyle
Name:	Kevin T. Boyle
Title:	Chief Legal Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that this Registration Statement has been signed by the following persons in the capacities and on the dates stated and that each person whose signature appears below hereby constitutes and appoints Charles L. Prow, Susan D. Lynch or Kevin T. Boyle and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to the Registration Statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Charles L. Prow	President and Chief Executive Officer, Director	July 5, 2022
Charles L. Prow	(Principal Executive Officer)

/s/ Susan D. Lynch	Chief Financial Officer	July 5, 2022
Susan D. Lynch	(Principal Financial Officer)

/s/ William B. Noon	Chief Accounting Officer	July 5, 2022
William B. Noon	(Principal Accounting Officer)

/s/ Mary L. Howell	Chair	July 5, 2022
Mary L. Howell

/s/ John Edward Boyington, Jr.	Director	July 5, 2022
John Edward Boyington, Jr.

/s/ Dino Cusumano	Director	July 5, 2022
Dino Cusumano

/s/ Lee Evangelakos	Director	July 5, 2022
Lee Evangelakos

/s/ Melvin F. Parker	Director	July 5, 2022
Melvin F. Parker

/s/ Eric M. Pillmore	Director	July 5, 2022
Eric M. Pillmore

/s/ Joel M. Rotroff	Director	July 5, 2022
Joel M. Rotroff

/s/ Neil Snyder	Director	July 5, 2022
Neil Snyder

/s/ Stephen L. Waechter	Director	July 5, 2022
Stephen L. Waechter

/s/ Phillip C. Widman	Director	July 5, 2022
Phillip C. Widman